The information in this preliminary pricing supplement is not complete and may be changed. A registration statement relating to these securities has been filed with the Securities and Exchange Commission. This preliminary pricing supplement and the accompanying index supplement, prospectus supplement and prospectus are not an offer to sell these securities, nor are they soliciting an offer to buy these securities, in any state where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED FEBRUARY 3, 2025

Citigroup Global Markets Holdings Inc.	February , 2025 Medium-Term Senior Notes, Series N Pricing Supplement No. 2025-USNCH[ ] Filed Pursuant to Rule 424(b)(2) Registration Statement Nos. 333-270327 and 333-270327-01

Market-Linked Securities Linked to the Nasdaq Generations 5™ Index Due December 1, 2026

▪	The securities offered by this pricing supplement are unsecured debt securities issued by Citigroup Global Markets Holdings Inc. and guaranteed by Citigroup Inc. Unlike conventional debt securities, the securities do not pay interest. Instead, the securities offer the potential for a positive return at maturity based on the performance of the Index specified below from the initial index level to the final index level.
▪	If the Index appreciates from the initial index level to the final index level, you will receive a positive return at maturity equal to that appreciation multiplied by the upside participation rate specified below. However, if the Index remains the same or depreciates, you will be repaid the stated principal amount of your securities at maturity but will not receive any return on your investment. The securities are designed for investors who are willing to forgo interest on the securities and accept the risk of not receiving any return on the securities in exchange for the possibility of a positive return at maturity based on the performance of the Index. Even if the Index appreciates from the initial index level to the final index level, so that you do receive a positive return at maturity, there is no assurance that your total return at maturity on the securities will compensate you for the effects of inflation or be as great as the yield you could have achieved on a conventional debt security of ours of comparable maturity.
▪	In order to obtain the exposure to the Index that the securities provide, investors must be willing to accept (i) an investment that may have limited or no liquidity and (ii) the risk of not receiving any amount due under the securities if we and Citigroup Inc. default on our obligations. All payments on the securities are subject to the credit risk of Citigroup Global Markets Holdings Inc. and Citigroup Inc.
KEY TERMS
Issuer:	Citigroup Global Markets Holdings Inc., a wholly owned subsidiary of Citigroup Inc.
Guarantee:	All payments due on the securities are fully and unconditionally guaranteed by Citigroup Inc.
Index:	The Nasdaq Generations 5™ Index (ticker symbol: “NDXGEN5™”)
Stated principal amount:	$1,000 per security
Pricing date:	February 25, 2025
Issue date:	February 28, 2025. See “Supplemental Plan of Distribution” in this pricing supplement for additional information.
Valuation date:	November 25, 2026, subject to postponement if such date is not an index business day
Maturity date:	December 1, 2026
Payment at maturity:	You will receive at maturity, for each security you then hold, the stated principal amount plus the return amount, which will be either zero or positive
Return amount:

If the final index level is greater than the initial index level:

$1,000 × the index return × the upside participation rate

If the final index level is less than or equal to the initial index level:

$0

Initial index level:	, the closing level of the Index on the pricing date
Final index level:	The closing level of the Index on the valuation date
Upside participation rate:	At least 127.50%. The actual upside participation rate will be determined on the pricing date.
Index return:	(i) The final index level minus the initial index level, divided by (ii) the initial index level
Listing:	The securities will not be listed on any securities exchange
CUSIP / ISIN:	17333HMK7 / US17333HMK76
Underwriter:	Citigroup Global Markets Inc. (“CGMI”), an affiliate of the issuer, acting as principal
Underwriting fee and issue price:	Issue price(1)	Underwriting fee(2)	Proceeds to issuer(3)
Per security:	$1,000.00	$25.00	$975.00
Total:	$	$	$

(1) Citigroup Global Markets Holdings Inc. currently expects that the estimated value of the securities on the pricing date will be at least $920.50 per security, which will be less than the issue price. The estimated value of the securities is based on CGMI’s proprietary pricing models and our internal funding rate. It is not an indication of actual profit to CGMI or other of our affiliates, nor is it an indication of the price, if any, at which CGMI or any other person may be willing to buy the securities from you at any time after issuance. See “Valuation of the Securities” in this pricing supplement.

(2) CGMI will receive an underwriting fee of up to $25.00 for each security sold in this offering. The total underwriting fee and proceeds to issuer in the table above give effect to the actual total underwriting fee. For more information on the distribution of the securities, see “Supplemental Plan of Distribution” in this pricing supplement. In addition to the underwriting fee, CGMI and its affiliates may profit from expected hedging activity related to this offering, even if the value of the securities declines. See “Use of Proceeds and Hedging” in the accompanying prospectus.

(3) The per security proceeds to issuer indicated above represent the minimum per security proceeds to issuer for any security, assuming the maximum per security underwriting fee. As noted above, the underwriting fee is variable.

Investing in the securities involves risks not associated with an investment in conventional debt securities. See “Summary Risk Factors” beginning on page PS-8.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the securities or determined that this pricing supplement and the accompanying index supplement, prospectus supplement and prospectus are truthful or complete. Any representation to the contrary is a criminal offense.

You should read this pricing supplement together with the accompanying index supplement, prospectus supplement and prospectus, which can be accessed via the hyperlinks below:

Index Supplement No. IS-15-01 dated June 27, 2024	Prospectus Supplement and Prospectus each dated March 7, 2023

The securities are not bank deposits and are not insured or guaranteed by the Federal Deposit Insurance Corporation or any other governmental agency, nor are they obligations of, or guaranteed by, a bank.

Citigroup Global Markets Holdings Inc.

Additional Information

This pricing supplement is intended to be read together with the accompanying index supplement, prospectus supplement and prospectus, which are available via the hyperlinks on the cover page of this pricing supplement. The accompanying index supplement, prospectus supplement and prospectus contain important information that is not included in this pricing supplement, including:

•	a more detailed description of the Index, beginning on page IS-24 of the accompanying index supplement;

•	more detailed risk factors relating to the Index, beginning on page IS-9 of the accompanying index supplement;

•	a description of the constituents of the Index’s Equity Allocation, beginning on page IS-39 of the accompanying index supplement;

•	a description of the constituents of the Index’s Fixed Income Allocation, beginning on page IS-44 of the accompanying index supplement;

•	the Index rules that govern the calculation of the constituents of the Index’s Fixed Income Allocation, found in Annex A to the accompanying index supplement;

•	general terms of the securities, including terms relating to the potential postponement of the determination of the final index level and the maturity date upon the occurrence of a market disruption event and terms specifying the consequences of the discontinuance of the Index, beginning on page IS-18 of the accompanying index supplement; and

•	considerations for certain employee benefit plans or investors that are investing with assets of such plans, beginning on page IS-51 of the accompanying index supplement.

Certain terms used but not defined in this pricing supplement are defined in the accompanying index supplement.

PS-2

Citigroup Global Markets Holdings Inc.

Summary Index Description

All information contained in this pricing supplement regarding the Nasdaq Generations 5™ Index (the “Index”) has been derived from information provided by Nasdaq, Inc. (the “Index Sponsor”), without independent verification.  This information reflects the policies of, and is subject to change by, the Index Sponsor.  The Index is calculated by MerQube, Inc., acting as Index Calculation Agent (the “Index Calculation Agent”).  The Index Sponsor has no obligation to continue to publish the Index and may discontinue publication of the Index at any time.  The Index launched on August 11, 2022 and, therefore, has a limited performance history.

The Index tracks the performance of a hypothetical investment portfolio composed of the Nasdaq-100® Total Return Index (“XNDX™”), the Nasdaq Next Generation 100 Total Return Index® (“NGXT™”), a 10-year US Treasury futures index and/or a 2-year US Treasury futures index and uninvested cash, where the weights of those constituents within the portfolio are adjusted daily at the market close in an attempt to maintain an overall volatility of the Index at 5%.  The reference to “5” in the name of the Index is to this 5% volatility target.  The Index is an excess return index, which means that the performance of its constituents will be reduced by an implicit financing cost.  The Index performance is also reduced by an index fee of 0.50% per annum.

We refer to the hypothetical investment portfolio tracked by the Index at any time as the “Index Portfolio” at that time.  The Index Portfolio consists of the following allocations:

•	Equity Allocation: The Equity Allocation consists of two equity indices, XNDX™ and NGXT™, with 70% of the Equity Allocation allocated to XNDX™ and 30% of the Equity Allocation allocated to NGXT™. XNDX™ is composed of stocks of 100 of the largest non-financial companies listed on the Nasdaq Stock Market, and NGXT™ is composed of stocks of the 100 largest non-financial companies listed on the Nasdaq Stock Market that are not included in XNDX™. Both are modified market capitalization-weighted indices, which means that larger companies have greater weights within each index, subject to certain weight caps.

•	Fixed Income Allocation: The Fixed Income Allocation consists of the Citi 10Y US Treasury Futures Market Tracker Index (the “10Y Index”) and/or the Citi 2Y US Treasury Futures Market Tracker Index (the “2Y Index”). The Fixed Income Allocation will consist solely of the 10Y Index unless the returns of XNDX™ and the 10Y Index have become correlated to a relatively high degree compared to the degree of correlation of their returns over the prior year, in which case the Fixed Income Allocation will consist solely of the 2Y Index, subject to averaging between the two during a transition period and subject to a stop-loss mechanic that will reduce the weight of the applicable index to zero if its value has fallen below its 200-day moving average for 10 consecutive days. Each of the 10Y Index and the 2Y Index tracks the performance of a hypothetical investment, rolled quarterly, in a near-maturity US Treasury note futures contract referencing US Treasury notes with a remaining term to maturity of between 6.5 years and 10 years (in the case of the 10Y Index) or between 1.75 years and 2 years (in the case of the 2Y Index).

•	Uninvested Allocation: The Index may allocate a portion of the Index Portfolio to hypothetical uninvested cash, which generates no return. The Index will allocate a portion of the Index Portfolio to the Uninvested Allocation when the weights assigned to the Equity Allocation and the Fixed Income Allocation together sum to less than 100%, and the Index is likely to allocate a portion of the Index Portfolio to the Uninvested Allocation when the weight of the constituent(s) then making up the Fixed Income Allocation has been reduced to zero pursuant to the stop-loss mechanic referenced above.

The Equity Allocation and the Fixed Income Allocation together make up the “Invested Allocation” in the Index Portfolio.  The Invested Allocation and the Uninvested Allocation (if any) at any time together make up the Index Portfolio.  We refer to each of XNDX™, NGXT™, the 10Y Index, the 2Y Index and hypothetical uninvested cash as a “constituent” of the Index Portfolio.

The weight of each constituent within the Index Portfolio is adjusted daily at the market close in an attempt to maintain an overall volatility for the Index at its volatility target of 5%.  The Index seeks to allocate as much weight to the Equity Allocation as would be consistent with maintaining its volatility target of 5%.  In general, however, the volatility of the Equity Allocation is expected to be significantly greater than 5% and significantly greater than the volatility of the Fixed Income Allocation in most circumstances.  As a result, for the Index to maintain an overall Index volatility of 5%, it is expected that the Index will be required to have a significantly greater allocation to the Fixed Income Allocation than to the Equity Allocation in most circumstances.  The Index may also at times have a significant allocation to the Uninvested Allocation, on which no interest or other return will accrue.  The Index is therefore likely to significantly underperform the Equity Allocation in a rising equity market.

The Index seeks to maintain its volatility target by utilizing a proprietary volatility-targeting methodology developed by Salt Financial LLC (“Salt”), which Salt calls the truVol Risk Control Engine and which we refer to as the “truVol methodology”.  The truVol methodology specifies a set of parameters used to adjust weights within a hypothetical investment portfolio between one or more higher-volatility constituents and one or more lower-volatility constituents (including hypothetical uninvested cash), with the goal of maintaining the overall volatility of the portfolio at approximately the volatility target.  In the case of the Index, the higher-volatility constituents are the equity constituents that make up the Equity Allocation, and the lower-volatility constituents are the fixed income constituents that make up the Fixed Income Allocation and the hypothetical uninvested cash that makes up the Uninvested Allocation.  See “Description of the truVol Methodology” in the accompanying index supplement.

The Index may employ leverage up to 150%, which means that at any time up to 150% of the value of the Index may be exposed to the Invested Allocation.  If the Index were to have 150% exposure to the Invested Allocation, that would mean that a 1% increase or decrease in the value of the Invested Allocation would result in a 1.5% increase or decrease in the value of the Index (before taking into account the effects of the implicit financing cost and the index fee).  At any time when the Index has less than 100% exposure to the Invested Allocation, the difference between 100% and the weight of the Invested Allocation will be allocated to the Uninvested Allocation, on which no interest or other return will accrue.

The chart below illustrates the composition of six hypothetical Index Portfolios, assuming various combinations of:

•	the greater of the short-term and long-term volatility of the Equity Allocation, which determines the preliminary weights of the Equity Allocation and Fixed Income Allocation within the Invested Allocation;

PS-3

Citigroup Global Markets Holdings Inc.

•	the greater of the short-term and long-term volatility of the Invested Allocation, consisting of the Equity Allocation and Fixed Income Allocation each with the preliminary weight described above, which will determine the preliminary weight of the Invested Allocation within the Index Portfolio;

•	the truVol scalar, which may be applied to increase or decrease the weight of the Equity Allocation otherwise determined as described above; and

•	whether the stop-loss mechanic in the Fixed Income Allocation has been triggered, which will reduce the weight of the affected constituent(s) in the Fixed Income Allocation to zero if triggered.

The chart is intended solely for the purpose of illustrating how the Equity Allocation, Fixed Income Allocation and Uninvested Allocation together make up the Index Portfolio.  It does not show all factors relevant to that determination, and in particular does not illustrate the impact of the volatility adjustment factor described in the accompanying index supplement.  Moreover, it does not show all possible compositions of the Index Portfolio and is not an indication of what the composition of the Index Portfolio may be at any given point in time.

The Index is an “excess return” index, which means that the performance of its underlying constituents will be reduced by an implicit financing cost.  The implicit financing cost is reflected in the Equity Allocation through a reduction in the performance of the constituents of the Equity Allocation at the federal funds effective rate.

For the Fixed Income Allocation, the implicit financing cost results from the fact that the constituents of the Fixed Income Allocation track US Treasury futures contracts on US Treasury notes, rather than the US Treasury notes directly.  As discussed in “Description of the US Treasury Note Futures Indices” in the accompanying index supplement, each of the 10Y Index and the 2Y Index tracks the performance of a hypothetical investment, rolled quarterly, in a near-maturity US Treasury note futures contract referencing US Treasury notes with a remaining term to maturity of between 6.5 years and 10 years (in the case of the 10Y Index) or between 1.75 years and 2 years (in the case of the 2Y Index).  The value of the relevant US Treasury note futures contracts will fluctuate with changes in the market value of the underlying US Treasury notes.  In general, the value of a US Treasury note will fall as market interest rates rise, and rise as market interest rates fall.  However, the value of a US Treasury note futures contract will also fluctuate based on factors that are unique to a futures contract, such as supply and demand in the futures market, the time remaining to the maturity of the futures contract and market interest rates over the term of the contract.  These factors are likely to cause a position in a US Treasury note futures contract to reflect an implicit financing cost, which will lower the return on the futures contract as compared to a direct investment in the underlying US Treasury notes.  Accordingly, we expect the performance of each of the 10Y Index and the 2Y Index to generally reflect changes in the value of the underlying US Treasury notes, as reduced by an implicit financing cost.  Moreover, the 10Y Index and the 2Y Index will not reflect interest that could be earned on funds notionally committed to the trading of the underlying futures contracts.

The implicit financing cost is likely to cause the performance of the Invested Allocation as measured for purposes of the Index to be significantly less than the actual performance of the stocks included in the Equity Allocation and the US Treasury notes underlying the US Treasury futures that make up the Fixed Income Allocation.  The negative impact of the implicit financing cost will increase if market interest rates rise.  The performance of the Index will also be reduced on a daily basis by an index fee of 0.50% per annum.

This section contains only a summary description of the Index and does not describe all of its important features in detail.  Before investing in the securities, you should carefully review the more detailed description of the Index contained in the section “Description of the Nasdaq Generations 5™ Index” in the accompanying index supplement.

PS-4

Citigroup Global Markets Holdings Inc.

The Index methodology is subject to important risks.  A few of the key risks are briefly summarized below:

•	There can be no assurance that the Index’s volatility-targeting methodology will be more effective than any other volatility-targeting methodology that could have been followed.

•	The Index is likely to significantly underperform equity markets in a bull market for equities. This is because the Invested Allocation is likely to have significantly more exposure to the Fixed Income Allocation than to the Equity Allocation. Although the Fixed Income Allocation is generally expected to be a lower-risk allocation than the Equity Allocation, it also has less return potential. In addition, a significant portion of the Index may be hypothetically uninvested at any point in time, and no return will accrue on that portion.

•	The Equity Allocation has a different makeup than the broader equity market and may underperform the broader equity market.

•	The Fixed Income Allocation has significant downside potential, particularly in a rising interest rate environment.

•	The implicit financing cost and index fee will place a drag on the performance of the Index, offsetting any appreciation of the stocks in the Equity Allocation and US Treasury notes underlying the Fixed Income Allocation, exacerbating any depreciation and causing the level of the Index to decline steadily if the value of those stocks and US Treasury notes remains relatively constant.

For more information about the important risks affecting the Index, you should carefully read the section “Summary Risk Factors—Key Risks Relating to the Index” in this pricing supplement and “Risk Factors Relating to the Notes—Risk Factors Relating to the Index” in the accompanying index supplement.

We refer to the Index Portfolio as “hypothetical” because there are no actual assets to which any investor is entitled.  The Index is merely a mathematical calculation that is performed by reference to the hypothetical allocations described in this section and in more detail in the accompanying index supplement.

PS-5

Citigroup Global Markets Holdings Inc.

Payout Diagram

The diagram below illustrates your payment at maturity for a range of hypothetical index returns. The diagram assumes that the upside participation rate will be set at the lowest value indicated on the cover page of this pricing supplement. The actual upside participation rate will be determined on the pricing date.

Payout Diagram

■ The Securities	■ The Index
PS-6

Citigroup Global Markets Holdings Inc.

Hypothetical Examples

The examples below illustrate how to determine the payment at maturity on the securities, assuming the various hypothetical final index levels indicated below. The examples are solely for illustrative purposes, do not show all possible outcomes and are not a prediction of what the actual payment at maturity on the securities will be. The actual payment at maturity will depend on the actual final index level.

The examples below are based on a hypothetical initial index level of 100.00 and do not reflect the actual initial index level. For the actual initial index level, see the cover page of this pricing supplement. We have used this hypothetical value, rather than the actual value, to simplify the calculations and aid understanding of how the securities work. However, you should understand that the actual payment at maturity on the securities will be calculated based on the actual initial index level, and not this hypothetical value. For ease of analysis, figures below have been rounded. The examples below assume that the upside participation rate will be set at the lowest value indicated on the cover page of this pricing supplement. The actual upside participation rate will be determined on the pricing date.

Example 1—Upside Scenario. The final index level is 105.00, resulting in a 5.00% index return. In this example, the final index level is greater than the initial index level.

Payment at maturity per security = $1,000 + the return amount

= $1,000 + ($1,000 × the index return × the upside participation rate)

= $1,000 + ($1,000 × 5.00% × 127.50%)

= $1,000 + $63.75

= $1,063.75

In this scenario, the Index has appreciated from the initial index level to the final index level, and your total return at maturity would equal the index return multiplied by the upside participation rate.

Example 2—Par Scenario. The final index level is 95.00, resulting in a -5.00% index return. In this example, the final index level is less than the initial index level.

Payment at maturity per security = $1,000 + the return amount

= $1,000 + $0

= $1,000.00

In this scenario, the Index has depreciated from the initial index level to the final index level. As a result, the payment at maturity per security would equal the $1,000 stated principal amount per security and you would not receive any positive return on your investment.

PS-7

Citigroup Global Markets Holdings Inc.

Summary Risk Factors

An investment in the securities is significantly riskier than an investment in conventional debt securities. The securities are subject to all of the risks associated with an investment in our conventional debt securities (guaranteed by Citigroup Inc.), including the risk that we and Citigroup Inc. may default on our obligations under the securities, and are also subject to risks associated with the Index. Accordingly, the securities are suitable only for investors who are capable of understanding the complexities and risks of the securities. You should consult your own financial, tax and legal advisors as to the risks of an investment in the securities and the suitability of the securities in light of your particular circumstances.

The following is a summary of certain key risk factors for investors in the securities. You should read this summary together with the more detailed description of risks relating to an investment in the securities contained in the section “Risk Factors Relating to the Notes” beginning on page IS-9 in the accompanying index supplement. You should also carefully read the risk factors included in the accompanying prospectus supplement and in the documents incorporated by reference in the accompanying prospectus, including Citigroup Inc.’s most recent Annual Report on Form 10-K and any subsequent Quarterly Reports on Form 10-Q, which describe risks relating to the business of Citigroup Inc. more generally.

Key Risks Relating to the Securities

▪	You may not receive any return on your investment in the securities. You will receive a positive return on your investment in the securities only if the Index appreciates from the initial index level to the final index level. If the final index level is less than or equal to the initial index level, you will receive only the stated principal amount of $1,000 for each security you hold at maturity. As the securities do not pay any interest, even if the Index appreciates from the initial index level to the final index level, there is no assurance that your total return at maturity on the securities will be as great as could have been achieved on our conventional debt securities of comparable maturity.

▪	Although the securities provide for the repayment of the stated principal amount at maturity, you may nevertheless suffer a loss on your investment in real value terms if the Index declines or does not appreciate sufficiently from the initial index level to the final index level. This is because inflation may cause the real value of the stated principal amount to be less at maturity than it is at the time you invest, and because an investment in the securities represents a forgone opportunity to invest in an alternative asset that does generate a positive real return. This potential loss in real value terms is significant given the term of the securities. You should carefully consider whether an investment that may not provide for any return on your investment, or may provide a return that is lower than the return on alternative investments, is appropriate for you.

▪	The securities do not pay interest. Unlike conventional debt securities, the securities do not pay interest or any other amounts prior to maturity. You should not invest in the securities if you seek current income during the term of the securities.

▪	Your payment at maturity depends on the closing level of the Index on a single day. Because your payment at maturity depends on the closing level of the Index solely on the valuation date, you are subject to the risk that the closing level of the Index on that day may be lower, and possibly significantly lower, than on one or more other dates during the term of the securities. If you had invested in another instrument linked to the Index that you could sell for full value at a time selected by you, or if the payment at maturity were based on an average of closing levels of the Index, you might have achieved better returns.

▪	The securities are subject to the credit risk of Citigroup Global Markets Holdings Inc. and Citigroup Inc. If we default on our obligations under the securities and Citigroup Inc. defaults on its guarantee obligations, you may not receive anything owed to you under the securities.

▪	The securities will not be listed on any securities exchange and you may not be able to sell them prior to maturity. The securities will not be listed on any securities exchange. Therefore, there may be little or no secondary market for the securities. CGMI currently intends to make a secondary market in relation to the securities and to provide an indicative bid price for the securities on a daily basis. Any indicative bid price for the securities provided by CGMI will be determined in CGMI’s sole discretion, taking into account prevailing market conditions and other relevant factors, and will not be a representation by CGMI that the securities can be sold at that price, or at all. CGMI may suspend or terminate making a market and providing indicative bid prices without notice, at any time and for any reason. If CGMI suspends or terminates making a market, there may be no secondary market at all for the securities because it is likely that CGMI will be the only broker-dealer that is willing to buy your securities prior to maturity. Accordingly, an investor must be prepared to hold the securities until maturity.

▪	Sale of the securities prior to maturity may result in a loss of principal. You will be entitled to receive at least the full stated principal amount of your securities, subject to the credit risk of Citigroup Global Markets Holdings Inc. and Citigroup Inc., only if you hold the securities to maturity. The value of the securities may fluctuate during the term of the securities, and if you are able to sell your securities prior to maturity, you may receive less than the full stated principal amount of your securities.

▪	Because the securities provide for repayment of the principal amount at maturity regardless of the performance of the Index, you may not receive a meaningful incremental benefit from the Index’s volatility-targeting feature even though you will be subject to its significant drawbacks. One potential benefit of the Index’s volatility-targeting feature is that it may reduce the potential for large Index declines in volatile equity markets. However, that reduced potential for large Index declines comes at a price: as discussed in more detail below, the volatility-targeting feature is likely to significantly reduce the potential for Index gains in rising equity markets. Because the securities provide for repayment of the principal amount at maturity even if the Index experiences a large decline, any reduced potential for large Index declines resulting from the volatility-targeting feature may not provide a meaningful incremental benefit to an investor in the securities. Investors in the securities will, however, be fully subject to the drawbacks of the volatility-targeting feature, in the form of the reduced participation in rising equity markets and the other risks described below under “—Key Risks Relating to the

PS-8

Citigroup Global Markets Holdings Inc.

Index”. As a result, you should understand that any benefit you receive from the Index’s volatility-targeting feature may be outweighed by its drawbacks.

▪	The estimated value of the securities on the pricing date, based on CGMI’s proprietary pricing models and our internal funding rate, is less than the issue price. The difference is attributable to certain costs associated with selling, structuring and hedging the securities that are included in the issue price. These costs include (i) any selling concessions or other fees paid in connection with the offering of the securities, (ii) hedging and other costs incurred by us and our affiliates in connection with the offering of the securities and (iii) the expected profit (which may be more or less than actual profit) to CGMI or other of our affiliates in connection with hedging our obligations under the securities. These costs adversely affect the economic terms of the securities because, if they were lower, the economic terms of the securities would be more favorable to you. The economic terms of the securities are also likely to be adversely affected by the use of our internal funding rate, rather than our secondary market rate, to price the securities. See “The estimated value of the securities would be lower if it were calculated based on our secondary market rate” below.

▪	The estimated value of the securities was determined for us by our affiliate using proprietary pricing models. CGMI derived the estimated value disclosed on the cover page of this pricing supplement from its proprietary pricing models. In doing so, it may have made discretionary judgments about the inputs to its models, such as the volatility of the Index and interest rates. CGMI’s views on these inputs may differ from your or others’ views, and as an underwriter in this offering, CGMI’s interests may conflict with yours. Both the models and the inputs to the models may prove to be wrong and therefore not an accurate reflection of the value of the securities. Moreover, the estimated value of the securities set forth on the cover page of this pricing supplement may differ from the value that we or our affiliates may determine for the securities for other purposes, including for accounting purposes. You should not invest in the securities because of the estimated value of the securities. Instead, you should be willing to hold the securities to maturity irrespective of the initial estimated value.

▪	The estimated value of the securities would be lower if it were calculated based on our secondary market rate. The estimated value of the securities included in this pricing supplement is calculated based on our internal funding rate, which is the rate at which we are willing to borrow funds through the issuance of the securities. Our internal funding rate is generally lower than our secondary market rate, which is the rate that CGMI will use in determining the value of the securities for purposes of any purchases of the securities from you in the secondary market. If the estimated value included in this pricing supplement were based on our secondary market rate, rather than our internal funding rate, it would likely be lower. We determine our internal funding rate based on factors such as the costs associated with the securities, which are generally higher than the costs associated with conventional debt securities, and our liquidity needs and preferences. Our internal funding rate is not an interest rate that is payable on the securities.

Because there is not an active market for traded instruments referencing our outstanding debt obligations, CGMI determines our secondary market rate based on the market price of traded instruments referencing the debt obligations of Citigroup Inc., our parent company and the guarantor of all payments due on the securities, but subject to adjustments that CGMI makes in its sole discretion. As a result, our secondary market rate is not a market-determined measure of our creditworthiness, but rather reflects the market’s perception of our parent company’s creditworthiness as adjusted for discretionary factors such as CGMI’s preferences with respect to purchasing the securities prior to maturity.

▪	The estimated value of the securities is not an indication of the price, if any, at which CGMI or any other person may be willing to buy the securities from you in the secondary market. Any such secondary market price will fluctuate over the term of the securities based on the market and other factors described in the next risk factor. Moreover, unlike the estimated value included in this pricing supplement, any value of the securities determined for purposes of a secondary market transaction will be based on our secondary market rate, which will likely result in a lower value for the securities than if our internal funding rate were used. In addition, any secondary market price for the securities will be reduced by a bid-ask spread, which may vary depending on the aggregate stated principal amount of the securities to be purchased in the secondary market transaction, and the expected cost of unwinding related hedging transactions. As a result, it is likely that any secondary market price for the securities will be less than the issue price.

▪	The value of the securities prior to maturity will fluctuate based on many unpredictable factors. The value of your securities prior to maturity will fluctuate based on the closing level of the Index, the volatility of the closing level of the Index and a number of other factors, including general market interest rates, the time remaining to maturity of the securities and our and Citigroup Inc.’s creditworthiness, as reflected in our secondary market rate. Changes in the closing level of the Index may not result in a comparable change in the value of your securities. You should understand that the value of your securities at any time prior to maturity may be significantly less than the issue price.

▪	Immediately following issuance, any secondary market bid price provided by CGMI, and the value that will be indicated on any brokerage account statements prepared by CGMI or its affiliates, will reflect a temporary upward adjustment. The amount of this temporary upward adjustment will steadily decline to zero over the temporary adjustment period. See “Valuation of the Securities” in this pricing supplement.

▪	Our affiliates may have published research, expressed opinions or provided recommendations that are inconsistent with investing in the securities and may do so in the future, and any such research, opinions or recommendations could adversely affect the level of the Index. CGMI and other of our affiliates may publish research from time to time relating to the financial markets, any of the stocks and U.S. Treasury futures contracts underlying the Index or the hypothetical investment methodology of the Index. Any research, opinions or recommendations provided by CGMI may influence the price of any of the stocks and U.S. Treasury futures contracts underlying the Index, and they may be inconsistent with purchasing or holding the securities. CGMI and other of our affiliates may have published or may publish research or other opinions that call into question the investment view implicit in an investment in the securities. Any research, opinions or recommendations expressed by such affiliates of ours may not be consistent with each other and

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Citigroup Global Markets Holdings Inc.

may be modified from time to time without notice. Investors should make their own independent investigation of the stocks and U.S. Treasury futures contracts underlying the Index, the Index itself and the merits of investing in the securities.

▪	The price of a stock or U.S. Treasury futures contract underlying the Index may be affected by our or our affiliates’ hedging and other trading activities. In anticipation of the sale of the securities, we expect to hedge our obligations under the securities directly or through one of our affiliates, which may involve taking positions directly in the stocks or U.S. Treasury futures contracts underlying the Index or other instruments that may affect the values of such stocks and futures contracts. We or our counterparties may also adjust this hedge during the term of the securities and close out or unwind this hedge on or before the valuation date, which may involve, among other things, us or our counterparties purchasing or selling such stocks or futures contracts or other instruments. This hedging activity on or prior to the pricing date could potentially affect the values of the stocks and U.S. Treasury futures contracts underlying the Index on the pricing date and, accordingly, potentially increase the initial index level, which may adversely affect your return on the securities. Additionally, this hedging activity during the term of the securities, including on or near the valuation date, could negatively affect the level of the Index and, therefore, adversely affect your payment at maturity on the securities. This hedging activity may present a conflict of interest between your interests as a holder of the securities and the interests we and/or our counterparties, which may be our affiliates, have in executing, maintaining and adjusting hedging transactions. These hedging activities could also affect the price, if any, at which CGMI or, if applicable, any other entity may be willing to purchase your securities in a secondary market transaction.

We and our affiliates may also trade the stocks and U.S. Treasury futures contracts underlying the Index and/or other instruments that may affect the values of such stocks and futures contracts on a regular basis (taking long or short positions or both), for our or their accounts, for other accounts under management or to facilitate transactions, including block transactions, on behalf of customers. As with our or our affiliates’ hedging activity, this trading activity could affect the prices of the stocks and U.S. Treasury futures contracts underlying the Index on the valuation date and, therefore, adversely affect the performance of the Index and the securities.

It is possible that these hedging or trading activities could result in substantial returns for us or our affiliates while the value of the securities declines.

▪	We and our affiliates may have economic interests that are adverse to those of the holders of the securities as a result of our or our affiliates’ business activities. We or our affiliates may currently or from time to time engage in business with the issuers of the stocks that are included in the Equity Allocation, including extending loans to, making equity investments in or providing advisory services to such issuers. In the course of this business, we or our affiliates may acquire non-public information about such issuers, which we will not disclose to you. We do not make any representation or warranty to any purchaser of the securities with respect to any matters whatsoever relating to our or our affiliates’ business with any such issuer. Moreover, if we or any of our affiliates are or become a creditor of any such issuer or otherwise enter into any transaction with any such issuer in the regular course of business, we or such affiliate may exercise any remedies against such issuer that are available to them without regard to the impact on your interests as a holder of the securities.

▪	The notes calculation agent, which is an affiliate of ours, will make important determinations with respect to the securities. If certain events occur, CGMI, as notes calculation agent, will be required to make discretionary judgments that could significantly affect your payment at maturity. In making these judgments, the notes calculation agent’s interests as an affiliate of ours could be adverse to your interests as a holder of the securities. Such judgments could include, among other things:

▪	determining whether a market disruption event exists on the valuation date with respect to any constituent of the Index;

▪	if the closing level of the Index is not published by the Index Calculation Agent or if a market disruption event exists with respect to any constituent of the Index on the valuation date, determining the closing level of the Index with respect to that date, which may require the notes calculation agent to make a good faith estimate of the closing level of one or more constituents of the Index if the market disruption event is continuing on the backstop date; and

▪	selecting a successor index or performing an alternative calculation of the closing level of the Index if the Index is discontinued.

Any of these determinations made by our affiliate, in its capacity as notes calculation agent, may adversely affect any payment owed to you under the securities.

▪	Discontinuance of the Index could adversely affect the value of the securities. The Index Sponsor is not required to publish the Index throughout the term of the securities. The Index Sponsor may permanently cancel the Index. If the Index is discontinued, the notes calculation agent will have the sole discretion to substitute a successor index that uses the same or a substantially similar formula for and method of calculation as used in the discontinued Index and is not precluded from considering other indices that are calculated and published by the notes calculation agent or any of its affiliates. Any such successor index may not perform favorably.

If the Index Sponsor (i) announces that it will make a material change in the formula for or the method of calculating the Index or in any other way materially modifies the Index (other than a modification prescribed in that formula or method to maintain the Index in the event of changes in constituent stock and capitalization and other routine events) or (ii) permanently cancels the Index and no successor index is chosen, then the notes calculation agent will calculate the level of the Index on each subsequent date of determination in accordance with the formula for and method of calculating the Index last in effect prior to the change or cancellation.  For purposes of such calculation, (i) if any constituent has been materially modified or permanently cancelled, the notes calculation agent will use its good faith estimate of the level of such constituent, but taking into account only those securities in the constituent and their respective weightings as of immediately prior to such material modification or cancellation and (ii) if the notes calculation agent determines that any feature of the truVol methodology is unavailable to the notes calculation agent for such purpose, the truVol scalar shall be set in all events to 1 and

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Citigroup Global Markets Holdings Inc.

each volatility calculation shall be based on the EWMA volatility of the applicable constituent, rather than its truVol volatility. This alternative calculation may be less favorable to you than if the Index had continued to be calculated according to its current methodology.

Notwithstanding these alternative arrangements, the discontinuance or material modification of the Index could adversely affect the value of the securities.

Key Risks Relating to the Index

The following is a summary of key risks relating to the Index.  The summary below should be read together with the more detailed risk factors relating to the Index described in “Risk Factors Relating to the Notes—Risk Factors Relating to the Index” in the accompanying index supplement.  The following discussion of risks should also be read together with the sections “Description of the Nasdaq Generations 5™ Index” and “Description of the truVol Methodology” in the accompanying index supplement, which define and further describe a number of the terms and concepts referred to below.

▪	The Index may not be successful and may underperform alternative investment strategies. There can be no assurance that the Index will achieve positive returns over any period. The Index tracks the performance of a hypothetical investment portfolio (which we refer to as the Index Portfolio) composed of an Equity Allocation (made up of the Nasdaq-100® Total Return Index and the Nasdaq Next Generation 100 Total Return® Index), a Fixed Income Allocation (made up of a 10-year US Treasury futures index and/or a 2-year US Treasury futures index) and an Uninvested Allocation (representing hypothetical uninvested cash), where the weights of the constituents within the portfolio are adjusted daily in an attempt to maintain an overall volatility of the Index at 5%. The performance of the Index over any period will depend on the performance of the Index Portfolio over that time period, as adjusted daily, and subject to an implicit financing cost and index fee, all as more fully described in the accompanying index supplement. In general, if the stocks and the US Treasury notes underlying the US Treasury note futures that make up the Index Portfolio appreciate over a period by more than the implicit financing cost and index fee, the level of the Index will increase, and if they depreciate over that period or appreciate by less than the implicit financing cost and index fee, the level of the Index will decrease. The performance of the Index may be less favorable than alternative investment strategies that could have been implemented, including an investment in a passive index fund.

▪	The Index is likely to significantly underperform equities in rising equity markets. The weight of each constituent within the Index Portfolio is adjusted daily at the market close in an attempt to maintain an overall volatility for the Index at its volatility target of 5%. The Index seeks to allocate as much weight to the Equity Allocation as would be consistent with maintaining its volatility target of 5%. In general, however, the volatility of the Equity Allocation is expected to be significantly greater than 5% and significantly greater than the volatility of the Fixed Income Allocation in most circumstances. As a result, for the Index to maintain an overall Index volatility of 5%, it is expected that the Index will be required to have a significantly greater allocation to the Fixed Income Allocation than to the Equity Allocation in most circumstances. The Index may also at times have a significant allocation to the Uninvested Allocation, on which no interest or other return will accrue. The Index is therefore likely to significantly underperform the Equity Allocation in a rising equity market.

▪	The Equity Allocation may underperform the broader equity market. The Equity Allocation consists of two equity indices, the Nasdaq-100® Total Return Index and the Nasdaq Next Generation 100 Total Return Index®, with 70% of the Equity Allocation allocated to the Nasdaq-100® Total Return Index and 30% of the Equity Allocation allocated to the Nasdaq Next Generation 100 Total Return Index®. The Nasdaq-100® Total Return Index is composed of stocks of 100 of the largest non-financial companies listed on the Nasdaq Stock Market, and the Nasdaq Next Generation 100 Total Return Index® is composed of stocks of the 100 largest non-financial companies listed on the Nasdaq Stock Market that are not included in the Nasdaq-100® Total Return Index. These stocks may not be representative of the broader equity market, and as a result their performance could be materially worse than that of the broader equity market.

▪	The Equity Allocation and the Fixed Income Allocation may offset each other, dampening Index returns. The Index Portfolio is expected to include both the Equity Allocation and the Fixed Income Allocation (except in circumstances when the Fixed Income Allocation’s stop-loss mechanic has been triggered, reducing the weight of the constituent(s) then making up the Fixed Income Allocation to zero). If the returns of the Equity Allocation and Fixed Income Allocation prove to be inversely correlated, the positive returns of one will be offset by negative returns of the other, reducing overall Index returns. For example, at a time of equity market appreciation that results in positive performance of the Equity Allocation, the US Treasury notes underlying the Fixed Income Allocation may decline in value, as investors move from bonds to stocks. The offsetting effects of negative performance of the Fixed Income Allocation may exacerbate the underperformance of the Index relative to the broader equity market (caused by the factors described above) in a time of equity market appreciation.

▪	The Index is likely to have significant exposure at all times to the Fixed Income Allocation, which has limited return potential and significant downside potential, particularly in times of rising interest rates. The Fixed Income Allocation has limited return potential, which in turn limits the return potential of the Index. However, the Fixed Income Allocation has significant downside potential, particularly in a rising interest rate environment. Although US Treasury notes themselves are generally viewed as safe assets, the constituents of the Fixed Income Allocation track the value of futures contracts on US Treasury notes, which may be subject to significant fluctuations and declines. In particular, the value of a futures contract on a US Treasury note is likely to decline if there is a general rise in interest rates, as the rise in interest rates would reduce the value of the underlying US Treasury notes. In addition, the value of a futures contract on US Treasury notes is likely to decline by more than the decline in the value of the underlying US Treasury notes at a time of rising interest rates, because the futures contract will also be adversely affected by an increase in the implicit financing cost discussed below. As a result, the Fixed Income Allocation may decline significantly at a time of rising interest rates. In turn, because the Index is likely to have significant exposure to the Fixed Income Allocation at all times, the Index may decline significantly at a time of rising interest rates.

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Citigroup Global Markets Holdings Inc.

▪	The Index may have significant exposure to hypothetical uninvested cash, on which no interest or other return will accrue. The Index will allocate a portion of the Index Portfolio to the Uninvested Allocation when the weights assigned to the Equity Allocation and the Fixed Income Allocation together sum to less than 100%, and the Index is likely to allocate a portion of the Index Portfolio to the Uninvested Allocation when the weight of the constituent(s) then making up the Fixed Income Allocation has been reduced to zero pursuant to the stop-loss mechanic described below. Any portion of the Index Portfolio that is allocated to the Uninvested Allocation will not accrue any interest or other return. A significant allocation to the Uninvested Allocation will significantly reduce the Index’s potential for gains. In addition, the index fee will be deducted from the entire Index, including the portion allocated to the Uninvested Allocation. As a result, after taking into account the deduction of the index fee, any portion of the Index that is allocated to the Uninvested Allocation will experience a net decline at a rate equal to the index fee.

▪	The implicit financing cost will be a significant drag on Index performance. The Index is an “excess return” index, which means that the performance of its underlying constituents will be reduced by an implicit financing cost. The implicit financing cost is reflected in the Equity Allocation through a reduction in the performance of the constituents of the Equity Allocation at the federal funds effective rate. For the Fixed Income Allocation, the implicit financing cost results from the fact that the constituents of the Fixed Income Allocation track US Treasury futures contracts on US Treasury notes, rather than the US Treasury notes directly. The implicit financing cost is likely to cause the performance of the Invested Allocation as measured for purposes of the Index to be significantly less than the actual performance of the stocks included in the Equity Allocation and the US Treasury notes underlying the US Treasury futures that make up the Fixed Income Allocation. The negative impact of the implicit financing cost will increase if market interest rates rise.

The implicit financing cost means that the Index Portfolio will not have positive returns unless the stocks included in the Equity Allocation and the US Treasury notes underlying the US Treasury futures that make up the Fixed Income Allocation appreciate sufficiently to offset the implicit financing cost.  Because of the implicit financing cost, the Index Portfolio may have negative returns even if the relevant stocks and US Treasury notes appreciate.  The implicit financing cost will place a drag on the performance of the Index, offsetting any appreciation of the stocks that make up the Equity Allocation and the US Treasury notes underlying the Fixed Income Allocation, exacerbating any depreciation and causing the value of the Index Portfolio to decline steadily if the value of those stocks and US Treasury notes remains relatively constant.

▪	The index fee will adversely affect Index performance. An index fee of 0.50% per annum is deducted in the calculation of the Index. The negative effects of the index fee on Index performance will be in addition to the negative effects of the implicit financing cost described above.

▪	The Index may fail to maintain its volatility target and may experience large declines as a result. The Index adjusts the weights of the constituents of the Index Portfolio on a daily basis in an attempt to maintain an overall volatility of the Index at 5%. The Index makes this adjustment based on the historical realized volatility of the relevant constituents, measured based on average returns (in some cases exponentially weighted) over a prior period. There is a time lag inherent in historical measures of volatility that are based on average returns over a period of multiple prior days, and it may take a significant period of time before an increase in volatility has been sufficiently reflected in the historical average to result in a meaningful increase in the volatility measure used by the Index. The historical measures used by the Index differ from other measures that could have been used, such as forward-looking measures of implied volatility that derive market expectations of future volatility from listed option prices. There can be no assurance that the measures of volatility used by the Index will be as effective in causing the Index to maintain its volatility target as other measures that could have been used. If the Index fails to maintain its volatility target and experiences significantly more than 5% volatility, and if the increase in volatility is accompanied by a decline in the value of the Invested Allocation, the Index may incur significant losses.

▪	Certain aspects of the truVol methodology are not publicly disclosed. Salt Financial LLC, the owner and developer of the truVol methodology, regards certain aspects of the truVol methodology as confidential trade secrets. Accordingly, the accompanying index supplement does not contain a complete description of the truVol methodology. You should not invest in an instrument linked to the Index if you are not comfortable accepting that certain details of the truVol methodology are not disclosed. You should consult your own advisers and make an independent determination about whether to accept the risk of an investment linked to the Index without having access to a complete description of the truVol methodology.

▪	The Index may perform poorly in temporary equity market crashes. A temporary equity market crash is an event in which the volatility of the Equity Allocation spikes suddenly and its value declines sharply over a short period of time, but the decline is short-lived and the Equity Allocation soon recovers its losses. In this circumstance, although the value of the Equity Allocation after the recovery may return to its value before the crash, the level of the Index may not fully recover its losses. This is because of the time lag that results from using a historical period to determine the allocation between the Equity Allocation and the Fixed Income Allocation in the Invested Allocation. Because of the time lag, the Index may not meaningfully reduce its exposure to the Equity Allocation until the crash has already occurred, and by the time the reduced exposure does take effect, the recovery may have already begun, so that the Index participates in the recovery on a reduced basis. In this event, the Index may end up significantly lower after the crash and recovery than it was before the crash, even though the Equity Allocation may have recovered fully.

▪	The Index may use leverage, magnifying losses. The Index may employ leverage up to 150%, which means that, at any time, up to 150% of the value of the Index may be exposed to the Invested Allocation. If the Index were to have 150% exposure to the Invested Allocation, that would mean that every 1% decrease in the value of the Invested Allocation would result in a 1.5% decrease in the value of the Index (before taking into account the effects of the implicit financing cost and the index fee, which would exacerbate losses).

▪	The performance of the Index will be highly sensitive to the specific parameters by which it is calculated. The Index is calculated pursuant to a rules-based methodology that contains a number of specific parameters, as described in more detail under “Description of the Nasdaq Generations 5™ Index” and “Description of the truVol Methodology” in the accompanying index supplement. These parameters

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Citigroup Global Markets Holdings Inc.

will be significant determinants of the performance of the Index.  There is nothing inherent in any of these specific parameters that necessarily makes them the right specific parameters to use for the Index.  If the Index had used different parameters, the Index might have achieved significantly better returns.

▪	The Index will be calculated pursuant to a set of fixed rules and will not be actively managed. If the Index performs poorly, the Index Sponsor will not change the rules in an attempt to improve performance. The Index tracks the performance of the Index Portfolio, where the weights of the constituents within the Index Portfolio are adjusted daily in accordance with the rules described under “Description of the Nasdaq Generations 5™ Index” in the accompanying index supplement. The Index will not be actively managed. If the rules followed by the Index result in poor performance, the Index Sponsor will not change the rules in an attempt to improve performance. Accordingly, an investment linked to the Index is not like an investment in a mutual fund. Unlike a mutual fund, which could be actively managed by the fund manager in an attempt to maximize returns in changing market conditions, the Index rules will remain unchanged, even if those rules might prove to be ill-suited to future market conditions.

▪	The Index has limited actual performance information. The Index launched on August 11, 2022. Accordingly, the Index has limited actual performance data. Because the Index is of recent origin with limited performance history, an investment linked to the Index may involve a greater risk than an investment linked to one or more indices with an established record of performance. A longer history of actual performance may have provided more reliable information on which to assess the validity of the Index’s methodology. However, any historical performance of the Index is not an indication of how the Index will perform in the future.

▪	Hypothetical back-tested Index performance information is subject to significant limitations. All information regarding the performance of the Index prior to August 11, 2022 is hypothetical and back-tested, as the Index did not exist prior to that time. It is important to understand that hypothetical back-tested Index performance information is subject to significant limitations, in addition to the fact that past performance is never a guarantee of future performance. In particular:

o	The Index Sponsor developed the rules of the Index with the benefit of hindsight—that is, with the benefit of being able to evaluate how the Index rules would have caused the Index to perform had it existed during the hypothetical back-tested period. The fact that the Index generally appreciated over the hypothetical back-tested period may not therefore be an accurate or reliable indication of any fundamental aspect of the Index methodology.

o	The hypothetical back-tested performance of the Index might look different if it covered a different historical period. The market conditions that existed during the historical period covered by the hypothetical back-tested Index performance information are not necessarily representative of the market conditions that will exist in the future.

It is impossible to predict whether the Index will rise or fall.  The actual future performance of the Index may bear no relation to the historical or hypothetical back-tested levels of the Index.

▪	The administrator and calculation agent of the constituents of the Fixed Income Allocation is our affiliate and may exercise judgments under certain circumstances in the calculation of those constituents. Although the constituents of the Fixed Income Allocation are rules-based, there are certain circumstances under which the administrator or calculation agent may be required to exercise judgment in calculating the constituents, as described in more detail in the accompanying index supplement. In exercising these judgments, the administrator’s status as our affiliate may cause its interests to be adverse to yours. The administrator and calculation agent of the constituents of the Fixed Income Allocation is not your fiduciary and is not obligated to take your interests into account in calculating the constituents. Any actions taken by the administrator or calculation agent in calculating the level of the constituents of the Fixed Income Allocation could adversely affect the performance of the Index.

▪	An investment linked to the Index does not constitute ownership of the stocks or US Treasury note futures contracts or cash included in the Index Portfolio. The Index Portfolio is described as a hypothetical investment portfolio because there is no actual portfolio of assets to which any investor is entitled or in which any investor has any ownership or other interest. The Index is merely a mathematical calculation that is performed by reference to hypothetical positions in the stocks, US Treasury notes futures contracts and cash included in the Index Portfolio, and the other Index rules.

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Citigroup Global Markets Holdings Inc.

Hypothetical Back-Tested and Historical Index Performance Information

This section contains hypothetical back-tested performance information for the Index.  All Index performance information prior to August 11, 2022 is hypothetical and back-tested, as the Index did not exist prior to that date.  Hypothetical back-tested Index performance information is subject to significant limitations.  The Index Sponsor developed the Index rules with the benefit of hindsight—that is, with the benefit of being able to evaluate how the Index rules would have caused the Index to perform had it existed during the hypothetical back-tested period.  The fact that the Index generally appreciated over any portion of the hypothetical back-tested period may not therefore be an accurate or reliable indication of any fundamental aspect of the Index methodology.  Furthermore, the hypothetical back-tested performance of the Index might look different if it covered a different historical period. The market conditions that existed during the hypothetical back-tested period may not be representative of market conditions that will exist in the future.

The hypothetical back-tested Index information has been calculated by the Index Calculation Agent.  The Index Sponsor has advised us that the Index Calculation Agent has calculated the hypothetical back-tested Index levels by applying the Index methodology substantially as described in the section “Description of the Nasdaq Generations 5™ Index” in the accompanying index supplement to the hypothetical back-tested and historical levels of the constituents of the Index.  The Treasury Futures Indexes launched on April 25, 2022, and NGXT™ launched on August 24, 2020.  Therefore, the levels of the Treasury Futures Indexes and NGXT™ used to calculate the hypothetical back-tested performance of the Index are themselves hypothetical back-tested levels for all periods prior to their respective launch dates. The hypothetical back-tested levels of the Treasury Futures Indexes have been calculated by Citigroup Global Markets Limited (in its capacity as index administrator of the Treasury Futures Indexes) by applying the methodology substantially as described under “Description of the US Treasury Note Futures Indices” in the accompanying index supplement to the actual published settlement prices of the underlying US Treasury note futures contracts during the back-tested period.  The Index Sponsor has advised us that it calculated the hypothetical back-tested levels of NGXT™ based on the actual historical prices of the stocks that would have been included in NGXT™ during the back-tested period.

It is impossible to predict whether the Index will rise or fall.  By providing the hypothetical back-tested and historical Index performance information below, we are not representing that the Index is likely to achieve gains or losses similar to those shown.  In fact, there are frequently sharp differences between hypothetical performance results and the actual results subsequently achieved by any particular investment.  One of the limitations of hypothetical performance information is that it did not involve financial risk and cannot account for all factors that would affect actual performance.  The actual future performance of the Index may bear no relation to the hypothetical back-tested or historical performance of the Index.

Hypothetical Back-Tested and Historical Index Performance

The graph below depicts the hypothetical back-tested performance of the Index for the period from January 2, 2015 to August 10, 2022 and historical Index performance for the period from August 11, 2022 to January 29, 2025.

On January 29, 2025, the closing level of the Index was 289.6633.

Hypothetical Back-Tested and Historical Index Portfolio Allocations

The graph below illustrates the hypothetical back-tested composition of the Index Portfolio from January 2, 2015 to August 10, 2022 and historical composition of the Index Portfolio for the period from August 11, 2022 to January 29, 2025.  The hypothetical back-tested composition of the Index Portfolio shown below is subject to the significant limitations on hypothetical back-tested Index information discussed above.  The hypothetical back-

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Citigroup Global Markets Holdings Inc.

tested and historical compositions alike may not be indicative of the future compositions of the Index Portfolio.  The graph below indicates the percentage weight of each of XNDX™, NGXT™, the 10Y Index, the 2Y Index and the Uninvested Allocation in the Index Portfolio.

The table below shows the average percentage weight within the Index Portfolio of each of XNDX™, NGXT™, the 10Y Index, the 2Y Index and the Uninvested Allocation for the last year and for the last ten years, each as of January 29, 2025, based on the same hypothetical back-tested and historical information shown above.

Average Percentage Weight within Index Portfolio
	Last 10 years	Last 1 year
XNDX™	20.61%	20.91%
NGXT™	8.83%	8.96%
10Y Index	24.70%	17.93%
2Y Index	7.95%	0.00%
Uninvested Allocation	40.96%	52.48%
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Citigroup Global Markets Holdings Inc.

Hypothetical Back-Tested and Historical Implicit Financing Cost

The graph below is intended to illustrate the hypothetical back-tested (for the period from January 2, 2015 to August 10, 2022) and historical (for the period from August 11, 2022 to January 29, 2025) effect of the implicit financing cost on the performance of the Index by comparing the hypothetical back-tested and historical performance of the Index against a hypothetical “total return” version of the Index.  The “total return” version of the Index is intended to remove the effect of the implicit financing cost by adding the prevailing federal funds effective rate to the daily return of the Index. Although the federal funds effective rate is the implicit financing cost attributable to the Equity Allocation, the implicit financing cost attributable to the Fixed Income Allocation results from the price behavior of the U.S. Treasury note futures contracts underlying the Fixed Income Allocation, and therefore may be more or less than the federal funds effective rate.  As a result, the information below is an approximation of the implicit financing cost and may not capture the full negative effect of the implicit financing cost. The hypothetical back-tested performance shown below is subject to the significant limitations on hypothetical back-tested Index information discussed above.  The hypothetical back-tested and historical effects of the implicit financing cost may not be indicative of the future effects of the implicit financing cost.  The negative effects of the implicit financing cost during the term of the securities may significantly exceed the effects illustrated below.

The table below shows the annualized performance of the Index and of the “total return” version of the Index for the last year and for the last ten years, each as of January 29, 2025, based on the same hypothetical back-tested and historical information shown above.  The annualized effect of the implicit financing cost on the performance of the Index shown in the table below is calculated as the difference between the annualized performance of the Index and the “total return” version of the Index.

	Annualized Performance
	Last 10 years	Last 1 year
Index	4.62%	-0.02%
“Total Return” Index	6.56%	5.25%
Annualized Effect of Implicit Financing Cost	-1.94%	-5.27%
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Citigroup Global Markets Holdings Inc.

Comparative Information

The graph below depicts the hypothetical back-tested performance of the Index for the period from January 2, 2015 to August 10, 2022 and historical Index performance for the period from August 11, 2022 to January 29, 2025.  For information purposes, the graph also depicts the performance of an excess return version of the Nasdaq-100 Index® (referred to as NDX® ER below) and an excess return version of the Bloomberg U.S. Aggregate Bond Index (referred to as LBUSTRUU ER below) (a bond index that is intended to track the total U.S. investment grade bond market) since January 2, 2015.  The excess return versions of each of the Nasdaq-100 Index® and the Bloomberg U.S. Aggregate Bond Index have been calculated by the notes calculation agent by subtracting from the published daily performance of the total return versions of each a notional rate equal to the prevailing federal funds effective rate.

The relationship between the performance of the Index and the performance of the other indices shown in the graph above is not an indication of how the performance of the Index may compare to the performance of these other indices in the future.  By including performance information for these other indices, no suggestion is made that these are the only alternative indices to which the hypothetical back-tested performance of the Index should be compared.  You should independently evaluate an investment linked to the Index as compared to other investments available to you.  In particular, you should note that the comparison in the graph above is against the “excess return” performance of the other indices, which reflects the performance of a hypothetical investment in these other indices made with borrowed funds and thus bears a hypothetical interest cost.  You should note that an investment linked to these other indices that is not made with borrowed funds would not be reduced by any interest cost.  Accordingly, the performance of the other indices shown in the graph above is less than the performance that could be achieved by a fully funded direct investment (i.e., an investment not made with borrowed funds) in these other indices (or a related index fund).

Using the same information as the graph above, the table below shows the annualized (annually compounded) performance of the Index as compared to excess return versions of the Nasdaq-100 Index® and the Bloomberg U.S. Aggregate Bond Index for the last year, for the last three years and for the last five years.

	Nasdaq Generations 5™ Index	Nasdaq-100 Index® (ER)	Bloomberg U.S. Aggregate Bond Index (ER)
Last 1 Year (since January 29, 2024)	-0.02%	16.45%	-2.48%
Last 3 Years (since January 28, 2022)	1.49%	10.29%	-5.50%
Last 5 Years (since January 29, 2020)	3.15%	16.61%	-3.04%
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Citigroup Global Markets Holdings Inc.

United States Federal Income Tax Considerations

In the opinion of our counsel, Davis Polk & Wardwell LLP, the securities will be treated as “contingent payment debt instruments” for U.S. federal income tax purposes, as described in the section of the accompanying index supplement called “United States Federal Tax Considerations—Tax Consequences to U.S. Holders—Notes Treated as Contingent Payment Debt Instruments,” and the remaining discussion is based on this treatment.

If you are a U.S. Holder (as defined in the accompanying index supplement), you will be required to recognize interest income during the term of the securities at the “comparable yield,” which generally is the yield at which we could issue a fixed-rate debt instrument with terms similar to those of the securities, including the level of subordination, term, timing of payments and general market conditions, but excluding any adjustments for the riskiness of the contingencies or the liquidity of the securities. We are required to construct a “projected payment schedule” in respect of the securities representing a payment the amount and timing of which would produce a yield to maturity on the securities equal to the comparable yield. Assuming you hold the securities until their maturity, the amount of interest you include in income based on the comparable yield in the taxable year in which the securities mature will be adjusted upward or downward to reflect the difference, if any, between the actual and projected payment on the securities at maturity as determined under the projected payment schedule.

Upon the sale, exchange or retirement of the securities prior to maturity, you generally will recognize gain or loss equal to the difference between the proceeds received and your adjusted tax basis in the securities. Your adjusted tax basis will equal your purchase price for the securities, increased by interest previously included in income on the securities. Any gain generally will be treated as ordinary income, and any loss generally will be treated as ordinary loss to the extent of prior interest inclusions on the security and as capital loss thereafter.

We have determined that the comparable yield for a security is a rate of %, compounded semi-annually, and that the projected payment schedule with respect to a security consists of a single payment of $ at maturity.

Neither the comparable yield nor the projected payment schedule constitutes a representation by us regarding the actual amount that we will pay on the securities.

Non-U.S. Holders. Subject to the discussions below regarding Section 871(m) and in “United States Federal Tax Considerations—Tax Consequences to Non-U.S. Holders” and “—FATCA” in the accompanying index supplement, if you are a Non-U.S. Holder (as defined in the accompanying index supplement) of the securities, under current law you generally will not be subject to U.S. federal withholding or income tax in respect of any payment on or any amount received on the sale, exchange or retirement of the securities, provided that (i) income in respect of the securities is not effectively connected with your conduct of a trade or business in the United States, and (ii) you comply with the applicable certification requirements. See “United States Federal Tax Considerations—Tax Consequences to Non-U.S. Holders” in the accompanying index supplement for a more detailed discussion of the rules applicable to Non-U.S. Holders of the securities.

As discussed under “United States Federal Tax Considerations—Tax Consequences to Non-U.S. Holders” in the accompanying index supplement, Section 871(m) of the Internal Revenue Code of 1986, as amended, and Treasury regulations promulgated thereunder (“Section 871(m)”) generally impose a 30% withholding tax on dividend equivalents paid or deemed paid to Non-U.S. Holders with respect to certain financial instruments linked to U.S. equities (“Underlying Securities”) or indices that include Underlying Securities. Section 871(m) generally applies to instruments that substantially replicate the economic performance of one or more Underlying Securities, as determined based on tests set forth in the applicable Treasury regulations. However, the regulations, as modified by an Internal Revenue Service (“IRS”) notice, exempt financial instruments issued prior to January 1, 2027 that do not have a “delta” of one. Based on the terms of the securities and representations provided by us as of the date of this preliminary pricing supplement, our counsel is of the opinion that the securities should not be treated as transactions that have a “delta” of one within the meaning of the regulations with respect to any Underlying Security and, therefore, should not be subject to withholding tax under Section 871(m). However, the final determination regarding the treatment of the securities under Section 871(m) will be made as of the pricing date for the securities, and it is possible that the securities will be subject to withholding under Section 871(m) based on the circumstances as of that date.

A determination that the securities are not subject to Section 871(m) is not binding on the IRS, and the IRS may disagree with this treatment. Moreover, Section 871(m) is complex and its application may depend on your particular circumstances, including your other transactions. You should consult your tax adviser regarding the potential application of Section 871(m) to the securities.

If withholding tax applies to the securities, we will not be required to pay any additional amounts with respect to amounts withheld.

You should read the section entitled “United States Federal Tax Considerations” in the accompanying index supplement. The preceding discussion, when read in combination with that section, constitutes the full opinion of Davis Polk & Wardwell LLP regarding the material U.S. federal tax consequences of owning and disposing of the securities.

You should also consult your tax adviser regarding all aspects of the U.S. federal tax consequences of an investment in the securities and any tax consequences arising under the laws of any state, local or non-U.S. taxing jurisdiction.

PS-18

Citigroup Global Markets Holdings Inc.

Supplemental Plan of Distribution

CGMI, an affiliate of Citigroup Global Markets Holdings Inc. and the underwriter of the sale of the securities, is acting as principal and will receive an underwriting fee of up to $25.00 for each security sold in this offering. The actual underwriting fee will be equal to the selling concession provided to selected dealers, as described in this paragraph. From this underwriting fee, CGMI will pay selected dealers not affiliated with CGMI a variable selling concession of up to $25.00 for each security they sell.

CGMI is an affiliate of ours. Accordingly, this offering will conform with the requirements addressing conflicts of interest when distributing the securities of an affiliate set forth in Rule 5121 of the Financial Industry Regulatory Authority. Client accounts over which Citigroup Inc. or its subsidiaries have investment discretion will not be permitted to purchase the securities, either directly or indirectly, without the prior written consent of the client.

See “Plan of Distribution” in each of the accompanying prospectus supplement and prospectus for additional information.

A portion of the net proceeds from the sale of the securities will be used to hedge our obligations under the securities. We expect to hedge our obligations under the securities through CGMI or other of our affiliates. CGMI or such other of our affiliates may profit from this expected hedging activity even if the value of the securities declines. This hedging activity could affect the closing level of the Index and, therefore, the value of and your return on the securities. For additional information on the ways in which our counterparties may hedge our obligations under the securities, see “Use of Proceeds and Hedging” in the accompanying prospectus.

Valuation of the Securities

CGMI calculated the estimated value of the securities set forth on the cover page of this pricing supplement based on proprietary pricing models. CGMI’s proprietary pricing models generated an estimated value for the securities by estimating the value of a hypothetical package of financial instruments that would replicate the payout on the securities, which consists of a fixed-income bond (the “bond component”) and one or more derivative instruments underlying the economic terms of the securities (the “derivative component”). CGMI calculated the estimated value of the bond component using a discount rate based on our internal funding rate. CGMI calculated the estimated value of the derivative component based on a proprietary derivative-pricing model, which generated a theoretical price for the instruments that constitute the derivative component based on various inputs, including the factors described under “Summary Risk Factors—The value of the securities prior to maturity will fluctuate based on many unpredictable factors” in this pricing supplement, but not including our or Citigroup Inc.’s creditworthiness. These inputs may be market-observable or may be based on assumptions made by CGMI in its discretionary judgment.

The estimated value of the securities is a function of the terms of the securities and the inputs to CGMI’s proprietary pricing models.  As of the date of this preliminary pricing supplement, it is uncertain what the estimated value of the securities will be on the pricing date because certain terms of the securities have not yet been fixed and because it is uncertain what the values of the inputs to CGMI’s proprietary pricing models will be on the pricing date.

For a period of approximately three months following issuance of the securities, the price, if any, at which CGMI would be willing to buy the securities from investors, and the value that will be indicated for the securities on any brokerage account statements prepared by CGMI or its affiliates (which value CGMI may also publish through one or more financial information vendors), will reflect a temporary upward adjustment from the price or value that would otherwise be determined. This temporary upward adjustment represents a portion of the hedging profit expected to be realized by CGMI or its affiliates over the term of the securities. The amount of this temporary upward adjustment will decline to zero on a straight-line basis over the three-month temporary adjustment period. However, CGMI is not obligated to buy the securities from investors at any time.  See “Summary Risk Factors—Key Risks Relating to the Securities—The securities will not be listed on any securities exchange and you may not be able to sell them prior to maturity.”

Certain Selling Restrictions

Prohibition of Sales to EEA Retail Investors

The securities may not be offered, sold or otherwise made available to any retail investor in the European Economic Area. For the purposes of this provision:

(a)	the expression “retail investor” means a person who is one (or more) of the following:

(i)	a retail client as defined in point (11) of Article 4(1) of Directive 2014/65/EU (as amended, “MiFID II”); or

(ii)	a customer within the meaning of Directive 2002/92/EC, where that customer would not qualify as a professional client as defined in point (10) of Article 4(1) of MiFID II; or

(iii)	not a qualified investor as defined in Directive 2003/71/EC; and

(b)	the expression “offer” includes the communication in any form and by any means of sufficient information on the terms of the offer and the securities offered so as to enable an investor to decide to purchase or subscribe the securities.

PS-19

Citigroup Global Markets Holdings Inc.

Prohibition of Sales to United Kingdom Retail Investors

The securities may not be offered, sold or otherwise made available to any retail investor in the United Kingdom. For the purposes of this provision:

(a)	the expression “retail investor” means a person who is one (or more) of the following:

(i)	a retail client, as defined in point (8) of Article 2 of Regulation (EU) No 2017/565 as it forms part of United Kingdom domestic law by virtue of the European Union (Withdrawal) Act 2018 (the “EUWA”) and the regulations made under the EUWA; or

(ii)	a customer within the meaning of the provisions of the Financial Services and Markets Act 2000 (as amended) (the “FSMA”) and any rules or regulations made under the FSMA to implement Directive (EU) 2016/97, where that customer would not qualify as a professional client, as defined in point (8) of Article 2(1) of Regulation (EU) No 600/2014 as it forms part of United Kingdom domestic law by virtue of the EUWA and the regulations made under the EUWA; or

(iii)	not a qualified investor as defined in Regulation (3)(e) of the Prospectus Regulation; and

(b)	the expression “offer” includes the communication in any form and by any means of sufficient information on the terms of the offer and the securities to be offered so as to enable an investor to decide to purchase or subscribe for the securities.

Contact

Clients may contact their local brokerage representative. Third-party distributors may contact Citi Structured Investment Sales at (212) 723-7005.

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